Exhibit 99.5

     Amendment to Purchase Agreement

DaPuAn Coal Mine & SuTsong Coal Mine

dated on May 28, 2008

(Translation)

Party A: L&L International Holdings, Inc.

Party B: SeZone County DaPuAn Coal Mine.	Legal representative: XU Ban-Sheng
LoPing County Argon Township SuTsong Coal Mine.	Legal representative: YANG Xiao-Shu

     Both Parties signed the Purchased Agreement to formulate a Joint Venture (JV) of the DaPuAn Coal Mine and the SuTsong Coal Mine on May 25, 2008. As the registered capital of the JV company of $10,000,000 USD (approx. 70,000,000 RMB) is lower than the Chinese Independent Auditors audit reports on the net asset value of DaPuAn Coal Mine and SuTsong Coal Mine of approx $12,258,962 USD (or 85,812,738 RMB). In addition, according to Chinese GAAP, intangible assets have been amortized (while in the US GAAP intangible assets, goodwill should not be amortized.)

     After discussions, Party A and Party B increased $2,258,962 USD to the original registered capital, thus the registered capital of the JV is increased to $12,258,962 USD. Based on the Purchased Agreement, Party A owns 60% of equity of the DaPuAn Coal Mine and SuTsong Coal Mine, and is to contribute $7,355,378 USD as purchase price, to acquire equity controlling interest of the DaPuAn Coal Mine and the SuTsong Coal Mine. Of which, Party A is to contribute $6,000,000 USD in cash and $1,355,378 USD in either advanced mining technology or its stock to meet the purchase payment requirement.

     In Article 2 on page 2 of the (original) Purchased Agreement, Party A is not only contributes the registered capital of $6,000,000 USD but is also to inject other capital in various phases. The additional injecting amount is meant to be as working capital to develop the JV company. The amount is irrelevant to the purchased price of the DaPuAn Coal Mine and the SuTsong Coal Mine (a basis for the new JV).

Any issues if not appropriately discussed can be discussed in the future.

Party A:	L&L International Holdings, Inc.	Party B:	SeZone County DaPuAn Coal Mine
	Authorized signature:		Legal representative signature:
	/S/ Au Kwan -Cheong		/S/ XU Ban-Sheng
8/28/2008
LoPing County Argon Township-SuTsong Coal Mine
Legal representative signature:
/S/ YANG Xiao-Shu
8/28/2008

The above statement is translated from Chinese, which is believed to be true and reasonable, including material facts. However, as it is a translation, some of the information believed to be not material may be omitted or not included. The original contract is available upon request.